Exhibit 99.1

Wag! Announces Record Second Quarter 2022 Results, Exceeds Initial Revenue and Adjusted EBITDA Guidance

August 16, 2022

Wag!’s Second Quarter Results Drive Outperformance as it begins trading on the NASDAQ under the ticker PET

Revenue Increased 256% Year Over Year in Second Quarter 2022, Including Significant Adjusted EBITDA Improvement

Increases Full Year 2022 Guidance for both Revenue and Adjusted EBITDA

SAN FRANCISCO, Aug. 16, 2022 (GLOBE NEWSWIRE) -- Wag! Group Co. (“The Company” or “Wag!”; Nasdaq: PET), an American pet services marketplace company powering a mobile-first technology platform that enables on-demand and scheduled dog walking, overnight care, training, and other pet care services, today reported results for its second quarter, which ended on June 30, 2022.

“Our strong financial performance in the second quarter was driven by our highly rated, mobile-first platform that is transforming the pet health and wellness space. Our subscription-based pet care platform simplifies access to premium services for all pet owners, reflected by our exceptional revenue growth in the second quarter,” said Garrett Smallwood, CEO of Wag!.

“We are confident in our growth strategy to become the number one subscription-based pet care platform, as we consolidate the highly fragmented pet industry onto the phone. We believe we are just getting started in an industry that has no signs of slowing down and remain laser-focused on growth, our path to profitability, and providing an unparalleled user experience, all working towards delivering long term shareholder value,” concluded Smallwood.

Second Quarter 2022 Highlights:

•	Revenue increased 256% to $12.8 million, compared to $3.6 million in the second quarter of 2021.

•	Net loss improved to $(1.1) million from $(2.4) million in second quarter of 2021.

•	Adjusted EBITDA improved to a loss of $(0.9) million from a loss of $(2.3) million in second quarter 2021.

•	Gross Bookings increased 124% to $22.0 million, compared to $9.8 million in second quarter of 2021.

Recent Business Highlights:

•	Completed its successful Business Combination on August 9, 2022 and began trading on NASDAQ under the ticker PET on August 10, 2022.

•	Increased active Pet Parent Wag! Premium penetration year-over-year from 34% to 50%, which is exceedingly bullish as Pet Parents who subscribe to Wag! Premium are paying an additional $9.99 per month and signaling their intent to increase their Wag! usage.

•	Improved the take rate to 58% in the second quarter 2022, driven by increased Wag! Premium penetration and continued diversification of the platform including significant growth in the Wellness category.

•	Achieved LTV:CAC ratio of 8:1 during the Q2’22 period.

•	Reached a total of 387,000 Platform Participants in Q2’22.

•	Launched partnerships with Tractor Supply, Petsense, and Kimpton Hotels & Restaurants.

•	Innovated on the Pet Caregiver experience — including optimizing the sign-up experience, in-app viral sharing, and third party systems.

Full-Year 2022 Guidance

Wag! Is raising its guidance for the year ending December 31, 2022, as previously presented in its First Quarter 2022 Earnings Release and Investor Presentation available at investors.wag.co/news-events/overview:

For the full-year of 2022, we now expect:

•	Revenue in the range of $47.5 million to $49.0 million, a 15.4% improvement versus our prior forecast at the midpoint of the range.

•	Adjusted EBITDA loss in the range of $8.0 million to $10.0 million, a 42% improvement versus our prior forecast at the midpoint of the range.

Our financial guidance includes the following assumptions:

•	A continued trend in return-to-office, as measured by the Kastle back-to-work barometer.

•	A normalized travel season.

•	Continued acceleration in Wellness and stickiness in Wag! Premium as a result of marketing efficiency.

•	Taking into account the macro environment, a modest impact to existing consumer demand as a result of inflationary concerns specific to considered purchases and services, as well as a modest impact to caregiver engagement as a function of gas prices.

Kimberly A. Blackwell and Sheila Lirio Marcelo Elected to Board of Directors

The company announced that its Board of Directors elected Kimberly A. Blackwell and Sheila Lirio Marcelo to the Board on August 10, 2022. The size of the Board was increased to 7 with the election of Ms. Blackwell and Ms. Lirio Marcelo.

Kimberly A. Blackwell is heralded as one of the country’s top executives in new media, digital transformation, marketing and advertising. As CEO of PMM, a nationally recognized omni-channel brand agency, Ms. Blackwell is a trusted advisor to the C-Suite for the world’s largest brands of the Fortune 100. Experienced also in areas of scale for high-growth companies, Ms. Blackwell is a founding member and Advisor to blank check company, Legacy Acquisition Corp, the largest African-American led SPAC and now publicly traded (NYSE). She also currently serves as an Advisory Board member to CollabCapital. A sitting Director of the Executive Leadership Council (ELC), a network of the nation’s most influential African-American executives of the Fortune 500, member of the Gucci, Inc. Changemaker Council, lifetime member of the National Black MBA Association (NBMBAA), Ms. Blackwell is one of eight female CEOs chosen to sit on the National Women’s Business Council (NWBC) as an advisor to the President, Congress, and SBA to drive scale, public policy, and advocacy for female business enterprises.

Sheila Lirio Marcelo is the Co-Founder and CEO of Proof of Learn, a Web3 learning platform with a mission to unlock accessible, high-quality education across the world. She also currently serves as a Venture Partner at New Enterprise Associates (NEA). Ms. Marcelo previously founded Care.com in 2006, where she was Chairwoman and CEO until early 2020, when the company was sold to IAC. She is a Henry Crown Fellow with the Aspen Institute, a Young Global Leader of the World Economic Forum, was awarded a Marshall Memorial Fellowship and was a member of the Council on Foreign Relations.

The Board of Directors now includes:

•	Garrett Smallwood, Chief Executive Officer and Chairman of the Board of Wag!

•	Jocelyn Mangan, CEO & Founder of Him For Her and Lead Independent Director of Wag!

•	Melinda Chelliah, CEO of Tailored for Growth

•	Sheila Lirio Marcelo, Co-Founder and CEO of Proof Of Learn, previously Founder and CEO of Care.com

•	Kimberly A. Blackwell, CEO of omni-channel brand agency PMM

•	Roger Lee, General Partner of Battery Ventures

•	Brian Yee, Partner of ACME Capital

“We’re excited to have Kimberly and Sheila join our Board. They each bring strong operational and management experience that will serve as valuable assets to the Company,” said Garrett Smallwood, CEO.

Wag’s Second Quarter Results Conference Call

Wag! will host a conference call and live webcast today, August 16, 2022, at 8:00 a.m. ET to discuss financial results. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. A live webcast of the call can be accessed by using this link. Following the live call, an archived webcast of the conference will be available on the investor relations page of the Company’s website at Wag! – Investor Relations.

About Wag! – Wag.co

Wag! strives to be the #1 platform for busy pet parents, offering access to 5-star dog walking, pet sitting, expert pet advice, wellness plans, and one-on-one training from Wag!’s community of 400,000 local pet caregivers nationwide, in addition to pet insurance options from the leading pet insurance companies. Making pet parents happy is what Wag! does best. With safety and wellness at the forefront, Wag! has a trusted record of experience with more than 12 million pet care services completed by pet caregivers on the Wag! Platform, across 5,300 cities and 50 states, with pet parents rating 96% of services as 5-star. Wag! also operates Petted.com, the nation’s largest pet insurance comparison marketplace. Additionally, the Wag! Pet Caregiver App, empowers pet caregivers to care for pets in their neighborhood and earn real money. For more information, visit wag.co.

Non-GAAP Financial Measures and Other Operating Metrics

Adjusted EBITDA is a non-GAAP financial measure defined as net income (loss) adjusted for (benefit from) income taxes, interest income (expense), depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance.

Gross bookings is defined as the total dollar value of a transaction booked via the platform for pet and wellness services, in each case without any adjustment for discounts or refunds, Pet Caregiver earnings and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

Take rate is calculated as revenue divided by gross bookings. Take Rate is an indication of marketplace economics, and is impacted by product offerings with different margin structures. We use take rate to identify key revenue drivers in our marketplace.

Platform Participant is defined as a Pet Parent or Pet Caregiver who transacted on the Wag! platform for a service in the quarter. Services include dog walking, sitting, boarding, drop-ins, training, premium telehealth services, wellness plans, and pet insurance plan comparison.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These statements include those related to the Company’s ability to further develop and advance its pet service offerings and achieve scale; ability to attract personnel; market opportunity, anticipated growth, and future financial performance, including management’s financial outlook for 2022. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: management’s financial outlook for 2022; market adoption of the Company’s pet service offerings and solutions; the ability of the Company to protect its intellectual property; changes in the competitive industries in which the Company operates; changes in laws and regulations affecting the Company’s business; the Company’s ability to implement its business plans, forecasts and other expectations, and identify and realize additional partnerships and opportunities; and the risk of downturns in the market and the technology industry including, but not limited to, as a result of the COVID-19 pandemic. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s final prospectus filed with the SEC on July 12, 2022 and other documents filed by the Company from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Contacts Media:

Wag!: Media@wagwalking.com

Investor Relations:

ICR for Wag!: WagIR@icrinc.com

Financial Statements and Adjusted Reconciliations

Wag Labs, Inc

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$12,784	$3,567	$22,450	$6,156
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,200	675	2,006	1,073
Platform operations and support	2,817	2,690	5,394	5,260
Sales and marketing	7,284	1,235	13,366	1,840
General and administrative	2,398	1,333	4,765	2,996
Depreciation and amortization	145	55	297	110
Total costs and expenses	13,844	5,988	25,828	11,279
Interest expense, net	(17)	(9)	(49)	(14)
Loss before income taxes	(1,077)	(2,430)	(3,427)	(5,137)
Income tax expense	(13)	(4)	(13)	(4)
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Net loss per share
Basic and diluted	$(0.17)	(0.43)	$(0.55)	(0.91)
Weighted-average shares used to compute net loss per share basic and diluted	6,305,282	5,638,678	6,301,362	5,636,666

Wag Labs, Inc.

Adjusted EBITDA Reconciliation

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Revenue	$12,784	$3,567	$22,450	$6,156
Adjusted EBITDA reconciliation:
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Add:
Interest expense	17	9	49	14
Depreciation and amortization	145	55	297	110
Share based compensation	40	61	94	122
Tax (benefit) expense	13	4	13	4
Adjusted EBITDA	$(875)	$(2,305)	$(2,987)	$(4,891)